SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C.  20549

                              FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.
                    Commission File Number                       0-28316
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                   Trico Marine Services, Inc.,
                   Trico Marine Assets, Inc. and
                   Trico Marine Operators, Inc.
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            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   250 NORTH AMERICAN COURT, HOUMA, LOUISIANA 70363      (504) 851-3833
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(ADDRESS, INCLUDING  ZIP  CODE,  AND  TELEPHONE NUMBER, INCLUDING AREA
           CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

      8 1/2 % SERIES D SENIOR NOTES DUE 2005 AND SENIOR GUARANTEES
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        (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                COMMON STOCK, $.01 PAR VALUE PER SHARE
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(TITLES OF ALL OTHER CLASSES OF SECURITIES  FOR  WHICH  A  DUTY TO FILE
             REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [   ]    Rule 12h-3(b)(1)(ii)    [   ]
Rule 12g-4(a)(1)(ii) [   ]    Rule 12h-3(b)(2)(i)     [   ]
Rule 12g-4(a)(2)(i)  [   ]    Rule 12h-3(b)(2)(ii)    [   ]
Rule 12g-4(a)(2)(ii) [   ]    Rule 15d-6              [ x ]
Rule 12h-3(b)(1)(i)  [   ]

     Approximate number of holders of record as of the certification or notice date:
                             FOUR (4)
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Trico Marine Services, Inc., Trico Marine Assets, Inc. and Trico Marine Operators, Inc. have each caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              TRICO MARINE SERVICES, INC.

DATE: March 14, 1998          BY:     /S/  VICTOR PEREZ
                                  ----------------------------
                                        Victor Perez
                           Vice President, Chief Financial Officer


                              TRICO MARINE ASSETS, INC.

DATE: March 14, 1998          BY:      /S/  VICTOR PEREZ
                                  ----------------------------
                                        Victor Perez
                           Vice President, Chief Financial Officer


                              TRICO MARINE OPERATORS, INC.

DATE: March 14, 1998          BY:      /S/  VICTOR PEREZ
                                  ----------------------------
                                        Victor Perez
                           Vice President, Chief Financial Officer


INSTRUCTION: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.